Exhibit 10.1

Datalink Corporation

2011 Incentive Compensation Plan

Deferred Stock Unit Master Agreement

(2014 Awards)

This is a Deferred Stock Unit Master Agreement (the “Agreement”), effective as of                             , 2014, between Datalink Corporation, a Minnesota corporation (the “Company”), and you,                                                 .  Any capitalized term used but not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Background

A.  The Company maintains the Datalink Corporation 2011 Incentive Compensation Plan (the “Plan”).  Under the Plan, the Board has the authority to determine Awards and administer the Plan with respect to Awards involving Non-Employee Directors.

B.  The Board has determined that for fiscal year 2014, Non-Employee Directors will be entitled to elect to receive (i) quarterly awards of Deferred Stock Units (“DSUs”), each of which represents the right to receive one share of the Company’s common stock, in lieu of some or all of the quarterly installments of the annual cash retainer that the director would otherwise be entitled to receive during the year, and/or (ii) the equity component of his or her 2014 annual retainer in the form of DSUs rather than in shares of Restricted Stock.

C.  You have elected to receive in the form of DSUs           % of each quarterly installment of the the annual cash retainer for non-employee directors to which you would otherwise be entitled for service as a Datalink director during 2014.  The number of DSUs that will be subject to each of these quarterly DSU Awards (each a “Quarterly DSU Award”) will be determined by dividing the amount of the cash retainer you would otherwise have received as of the end of each quarter by the Fair Market Value of a share of the Company’s common stock as of the last day of such quarter, which shall be the Grant Date of such Quarterly DSU Award.

D.  You have also elected to receive an award of 6,000 DSUs (the “Equity DSU Award” and, together with the Quarterly DSU Awards, the “2014 DSU Awards”) in lieu of the award of 6,000 shares of Restricted Stock to which you would otherwise have been entitled as the equity component of your 2014 annual retainer.

E.  Each 2014 DSU Award will be evidenced by a Grant Notification in the form attached hereto as Exhibit A, and each such Grant Notification when issued by the Company will be incorporated into and made a part of this Agreement.  The terms and conditions of each 2014 DSU Award are set forth in this Agreement, including the applicable Grant Notification, and in the attached Plan document.

Terms and Conditions of 2014 DSU Awards

1.             Grant.  Subject to Sections 7 and 8 below, (i) as of the last day of each calendar quarter during 2014, you will be granted a Quarterly DSU Award involving the number of DSUs specified in the applicable Grant Notification; and (ii) as of the date of the Company’s 2014 annual meeting of shareholders, you will be granted an Equity DSU Award if your service as a Company director will continue after such annual meeting.  Each DSU will represent the right to receive one Share of the Company’s common stock.  The DSUs granted to you will be credited to an account in your name maintained by the Company, with subaccounts for the DSUs subject to the Quarterly DSU Awards and to the Equity DSU Award.  This account shall be unfunded and maintained for book-keeping purposes only, with the DSUs simply representing an unfunded and unsecured obligation of the Company.

2.             Restrictions on DSUs.  Prior to settlement of the DSUs in accordance with Section 5, the DSUs subject to this Agreement may not be sold, assigned, transferred, exchanged or encumbered other than by will or the laws of descent and distribution.  Any attempted transfer in violation of this Section 2 shall be of no effect.

3.             No Stockholder Rights.  The DSUs subject to this Agreement do not entitle you to any rights of a stockholder of the Company’s common stock.  You will not have any of the rights of a stockholder of the Company in connection with the grant of DSUs subject to this Agreement unless and until Shares are issued to you upon settlement of the DSUs as provided in Section 5.

4.             Vesting of DSUs.  The DSUs subject to Quarterly DSU Awards are 100% vested as of their respective Grant Dates.  The Equity DSU Award will vest and become non-forfeitable as to 1,500 of the DSUs subject to the Award on each of June 30, 2014, September 30, 2014, December 31, 2014 and March 31, 2015 so long as your Service to the Company as a director has not previously ended.

5.             Settlement of DSUs.  The Company shall cause to be issued and delivered to you, or to your designated beneficiary or estate in the event of your death, one Share in payment and settlement of each vested DSU subject to this Agreement as soon as administratively practicable (but no more than 60 days) following a termination of your Service that constitutes a “separation from service” as such term is defined for purposes of Code Section 409A.  Delivery of Shares in settlement of a 2014 DSU Award shall be effected by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the Shares to a brokerage account you designate, and shall be subject to compliance with all applicable legal requirements, including compliance with the requirements of applicable federal and state securities laws.

6.             Dividend Equivalents.  If a cash dividend is declared and paid by the Company with respect to its common stock, you will be credited as of the applicable dividend payment date with an additional number of DSUs (the “Dividend DSUs”) equal to (i) the total cash dividend you would have received if your then outstanding DSUs (including any previously credited Dividend DSUs) had been actual Shares, divided by (ii) the Fair Market Value of a Share as of the applicable dividend payment date (with the quotient rounded down to the nearest whole number).  Dividend DSUs will be credited to the Quarterly DSU Award and Equity DSU Award subaccounts as applicable.

7.             Termination of Service and Future Awards.  Upon termination of your Service with the Company as a director, you will immediately forfeit all unvested DSUs subject to the Equity DSU Award and you will no longer be entitled to receive any additional Quarterly DSU Awards pursuant to this Agreement.

8.             Change in Control.  Upon a Change in Control within the meaning of Section 2(f)(3) of the Plan, you will no longer be entitled to receive any additional Quarterly DSU Awards pursuant to this Agreement.

9.             Changes in Capitalization.  If an “equity restructuring” (as defined in Section 14(a) of the Plan) occurs that causes the per share value of the Shares to change, the Board shall make such equitable adjustments to any DSU subject to this Agreement as are contemplated by Section 14(a) of the Plan in order to avoid dilution or enlargement of your rights hereunder.  The Board may make such equitable adjustments to any DSU subject to this Agreement as and to the extent provided in Section 14(a) of the Plan in connection with other changes in the Company’s capitalization contemplated by Section 14(a) of the Plan.

10.          Interpretation of This Agreement.  All decisions and interpretations made by the Board with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon you and the Company.  If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

11.          Discontinuance of Service.  Neither this Agreement nor any 2014 DSU Award shall confer on you any right with respect to continued Service with the Company or any of its Affiliates, nor interfere in any way with the right of the Company or any Affiliate to terminate such Service.

12.          DSU Awards Subject to Plan.  The 2014 DSU Awards are granted pursuant to the Plan, the terms of which are hereby made a part of this Agreement.  This Agreement (including any Grant Notifications issued hereunder) shall in all respects be interpreted in accordance with the terms of the Plan.  If any terms of this Agreement or any Grant Notification issued hereunder conflict with the terms of the Plan, the terms of the Plan shall control, except as the Plan specifically provides otherwise.  This Agreement (including any Grant Notifications issued hereunder) and the Plan constitute the entire agreement of the parties with respect to the 2014 DSU Awards and supersede all prior oral or written negotiations, commitments, representations and agreements with respect thereto.

13.          Obligation to Reserve Sufficient Shares.  The Company shall at all times during the term of this Agreement and the 2014 DSU Awards issued hereunder reserve and keep available a sufficient number of Shares to satisfy this Agreement.

14.          Binding Effect.  This Agreement shall be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

15.          Choice of Law.  This Agreement is entered into under the laws of the State of Delaware and shall be construed and interpreted thereunder (without regard to its conflict of law principles).

You and the Company have executed this Agreement as of the date specified at the beginning of this Agreement.

PARTICIPANT	DATALINK CORPORATION

By
Its

Exhibit A

Datalink Corporation

2011 Incentive Compensation Plan

Deferred Stock Unit Master Agreement

Grant Notification

Datalink Corporation (the “Company”), pursuant to its 2011 Incentive Compensation Plan (the “Plan”) and a Deferred Stock Unit Master Agreement (2014 Awards) dated                           , 2014 (the “Master Agreement”) between the Company and you, the Participant named below, hereby grants to you an award of Deferred Stock Units (“DSUs”), each such DSU representing the right to receive one share of the Company’s common stock.  The terms and conditions of this 2014 DSU Award are set forth in this Grant Notification, the Master Agreement, and the Plan document, and these documents set forth the entire agreement between you and the Company regarding the grant to you of the number of DSUs shown in the table below.

Name of Participant:
Number of Units:	Grant Date:
Vesting Schedule:

Vesting Date	Percentage of Units That Vest
[For Quarterly DSU Awards:]
Grant Date	100%

[For an Equity DSU Award:]
June 30, 2014	25%
September 30, 2014	25%
December 31, 2014	25%
March 31, 2015	25%

DATALINK CORPORATION

By
Its